                                                                    Exhibit 99.1


                                                              [PRINTCAFE logo]



                    PRINTCAFE SOFTWARE ANNOUNCES PRELIMINARY
                             FIRST QUARTER RESULTS

PITTSBURGH, PA (APRIL 15, 2003) - Printcafe Software, Inc. [NASDAQ: PCAF] today announced preliminary financial results for the first quarter ending March 31, 2003. Based upon preliminary information, the Company expects total revenues for the quarter to fall within the range of $9.1 million and $9.3 million. On a GAAP basis, net loss for the quarter is expected to be in the range of $(0.97) to $(0.99) per share on both a basic and a fully diluted basis. Pro forma net loss for the quarter is expected to be in the range of $(0.25) to $(0.27) per share on both a basic and fully diluted basis. Pro forma net loss differs from GAAP net loss because it excludes the following expenses: amortization of intangible assets of approximately $5.1 million or $0.48 per share; amortization of deferred stock-based compensation of approximately $0.4 million or $0.04 per share; amortization of debt-origination costs of approximately $0.9 million or $0.08 per share; and one-time expenses of $1.4 million or $0.13 per share related to the pending sale of the company which was announced earlier in the quarter.

"We saw a sharp disruption in our sales during the first two months of the quarter, which we believe was primarily related to confusion surrounding the pending acquisition as well as overall economic conditions." said Marc Olin, Printcafe Chairman and Chief Executive Officer. "However, conditions improved in March and we are hopeful that we will return to prior revenue levels later in the year."

The Company will provide additional details in its first quarter earnings release on April 30, 2003.

The Company believes that its pro forma results provide useful information to investors because they reveal the Company's results excluding non-cash and cash expenses that the Company believes are not indicative of its on-going operations. However, Printcafe urges readers to review and consider carefully the GAAP financial information contained in the Company's SEC filings and in earnings releases.

ABOUT PRINTCAFE (WWW.PRINTCAFE.COM)

Printcafe Software, Inc. (NASDAQ: PCAF) is a leading provider of software solutions designed specifically for the printing industry supply chain. Printcafe's enterprise resource planning and collaborative supply chain software solutions enable printers and print buyers to improve productivity and lower costs.

Printcafe Software Preliminary First Quarter 2003 Operating Results
Page 2 of 2

Printcafe's procurement applications for print buyers integrate with our software solutions designed for printers to facilitate Web-based collaboration across the print supply chain.

Printcafe's software solutions for the printing industry supply chain have been installed by more than 4,000 customers in over 8,000 facilities worldwide, including 24 of the 25 largest printing companies in North America and over 50 businesses in the Fortune 1000.



INVESTOR CONTACT:
Joseph J. Whang, CFO & COO
jwhang@printcafe.com
412-456-3340

MARKETING CONTACT:
Andrew Schaer, SVP Marketing
aschaer@printcafe.com
412-690-3093



Statements in this press release that are not historical facts, including those statements that refer to Printcafe's plans, prospects, expectations, financial projections, strategies, intentions, and beliefs, are forward-looking statements. These forward-looking statements are based on information available to Printcafe today, and Printcafe assumes no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, without limitation, market acceptance of Printcafe's products and services, the length of the sales cycle for Printcafe's products, the slowdown in the economy, the amount of Printcafe's outstanding indebtedness and the need to raise additional capital, the ability to develop and sell new products, and Printcafe's relationship with Creo, Inc., and other risk factors that are described in more detail in our Form 10K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, and our other filings with the Securities and Exchange Commission.